First Amendment To Transfer/Assignment and Agreement to Operate
       Hangzhou American Flavors Dairy Products Joint Venture Project

      1. Introduction. This Agreement, which is made this 28th day of January, 1998, is the First Amendment to a certain Transfer/Assignment Agreement, dated the 3rd day of September, 1997, by and between American Flavors China (AFC), a Delaware corporation having a principal place of business at 1007 Chestnut Street, Newton, Massachusetts 02164 and China Peregrine Food Corporation (CPFC), a Delaware corporation having a principal place of business at 777 South Flagler Drive, Suite 1113, Phillips Point, West Tower, West Palm Beach, Florida 33401.

      2.  Considerations.   The following facts and events have been duly
considered by the parties in entering into this Agreement:

      2.1 By the aforesaid Transfer/Assignment Agreement, CPFC has agreed to purchase the entire interests of AFC in and to a certain Joint Venture Contract, with respect to a joint venture business known as Hangzhou Meilijian Dairy Products Co., Ltd. (Hangzhou Meilijian), and AFC has agreed to transfer and assign such interests to CPFC. [Section 3.1 of the Transfer/Assignment Agreement]

      2.2 In full consideration for the aforesaid transfer and assignment, CPFC has agreed to direct its Stock Transfer Agent to issue 870,279 shares of the common stock of CPFC to AFC and grant options for 235,406 shares of the common stock of CPFC to AFC at the option price of $1.00 per share.[Section 3.1 of the Transfer/Assignment Agreement]

      2.3 In addition to the foregoing provisions of the aforesaid Transfer/Assignment Agreement, CPFC has agreed therein to pay to AFC the amount of $240,000 (US), upon certain terms, conditions and contingencies, to wit: that CPFC, at its option and in its sole discretion, in lieu of making payments directly to AFC as set forth above, shall have the right to issue a joint check or draft in payment of this obligation to AFC and Evergreen in satisfaction of a certain debt owed by AFC to Evergreen in connection with a certain packing machine delivered by Evergreen to Hangzhou Meilijian Dairy Products Co., Ltd. for its use and benefit. [Section 3.3.b and 3.3.b.(ii) of the Transfer/Assignment Agreement]

      2.4 In consideration of such payment by CPFC, AFC has assigned and transferred to CPFC all of its rights and interest to receive and collect from Hangzhou Meilijian Dairy Products Co., Ltd. the corresponding obligation owing to AFC in the amount of $240,000 (US). [Section
3.3.b.(iii) of the Transfer/Assignment Agreement]

      2.5 To date, the assignment and transfer of AFC's interests to the Joint Venture Contract as provided in the Transfer/Assignment Agreement has not be approved by the Board of Directors of Hangzhou Meilijian in accordance with Article 13 of the Joint Venture Contract, as a condition precedent to the aforesaid Transfer/Assignment Agreement. [Section 4.2.b of the Transfer/Assignment Agreement]

      3. Basic Agreement. In consideration of the mutual promises contained in this First Amendment, the parties agree to the following:

      3.1 Section 3.1 of the Transfer/Assignment Agreement is amended to reduce the consideration from CPFC to AFC set forth therein from 870,279 shares of the common stock of CPFC to 816,279 shares of such common stock.

      3.2 Sections 3.3.b. (i) through (iv) of the Transfer/Assignment Agreement are hereby deleted and the following provisions are substituted in lieu thereof:

           b. In addition, CPFC shall assume and pay a certain debt owed by AFC to Evergreen in connection with a certain packing machine delivered by Evergreen to Hangzhou Meilijian Dairy Products Co., Ltd. for its use and benefit; in consideration of such assumption by CPFC, AFC hereby assigns and transfers to CPFC all of its rights and interest to receive and collect from Hangzhou Meilijian Dairy Products Co., Ltd. the corresponding obligation owed to AFC in connection with AFC's obligation to Evergreen for the aforesaid Evergreen packing machine received and used by Hangzhou Meilijian Dairy Products Co., Ltd.

      3.3 CPFC shall pay to AFC the sum of $210,000.00 (US) for the benefit of Mr. Edrick Ho, who presently is one of AFC's designated Board members on the Board of Directors of Hangzhou Meilijian Dairy Products Co., Ltd. The aforesaid $210,000.00 shall not be paid to Mr. Ho directly; upon (a) receipt of a duly acknowledged copy of a resolution of the Board of Directors of Hangzhou Meilijian Dairy Products Co., Ltd. approving the assignment and transfer of the interests to the Joint Venture Contract, in accordance with
Article 13 of the Joint Venture Contract and (b) receipt of the written final approval of such transfer and assignment by the Hangzhou Foreign Economic and Trade Commission and any other appropriate governmental agency of the People's Republic of China, both as provided in the Transfer/Assignment Agreement, CPFC shall pay such amount to AFC. By this First Amendment, CPFC does not recognize or acknowledge any obligation or responsibility, either direct or indirect, to Mr. Ho, nor does this First Amendment create any third party beneficiary rights with respect to this
Section 3.3, nor should any such recognition, acknowledgment or beneficiary rights be deemed to exist by virtue hereof. AFC shall indemnify and hold harmless CPFC with respect to any claim made by Mr. Ho or his successors, heirs or assigns, under this Section.

      3.4 The date set forth in Section 4.2.b for the aforesaid approval of the assignment and transfer of the interests to the Joint Venture Contract in accordance with Article 13 thereof, shall be extended to and including April 15, 1998.

      4. Counterparts. This Agreement may be executed in several and separate counterparts which, collectively, shall constitute the operative Agreement among the parties.

      5. Law Governing. This Agreement shall be governed by the laws of the State of Delaware, without consideration of choice of law principles.

      6. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a written amendment executed by both parties. The waiver by any party of a breach of any provision of this Agreement shall not be a waiver of any subsequent breach.

      7. Ratification Of Underlying Agreement. Except as otherwise stated herein, the Transfer/Assignment Agreement of September 3, 1997 is hereby ratified and restated in its entirety.

      IN WITNESS WHEREOF, the parties have signed this Agreement on the day and year first above written.

                                  CHINA PEREGRINE FOOD CORPORATION




                                  By /s/ Paul Downes
                                     ------------------------------
                                     Paul Downes,  Chairman



                                  AMERICAN FLAVORS CHINA, INC.



                                  By /s/ Florence Sender
                                     ------------------------------
                                     Florence Sender
                                     Chairman and Chief Executive Officer